1

  As filed with the Securities and Exchange Commission on July 21,
                                2003.

                                          Registration No. 333-52318
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 2
                       TO FORM S-1 ON FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933

                          INNOVO GROUP INC.
       (Exact name of registrant as specified in its charter)

           Delaware                          11-2928178
(State of other jurisdiction           (IRS Employer Identi-
of  incorporation or organization)        fication Number)

                  5900 S. Eastern Avenue, Suite 120
                     Commerce, California 90040
                           (323) 725-5516
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Samuel J. Furrow, Jr.
                          INNOVO GROUP INC.
                  5900 S. Eastern Avenue, Suite 120
                     Commerce, California 90040
                           (323) 725-5516
 (Address, including zip code, and telephone number, including area code, of agent for service)

                           With copies to:
                      Gilbert H. Davis, Esq.
                   Sims Moss Kline & Davis LLP
                  Suite 1700,Three Ravinia Drive
                      Atlanta, Georgia  30346
                          (770) 481-7200

Approximate  date of commencement of proposed sale  to  the  public:
From  time  to  time  after the effective date of this  Registration
Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PROSPECTUS


                          INNOVO GROUP INC.

                            Common Stock

         10,031,250  Shares Offered by Selling Stockholders


     - The shares of common stock offered by this prospectus are being sold by the stockholders listed on pages 8 and 9 of this prospectus. The company will not receive any proceeds from the sale of these shares.

     - Our common stock is traded on the Nasdaq SmallCap Market under the symbol INNO.

     - The shares will be sold by the respective selling stockholders in one or more sales through the Nasdaq
          SmallCap Market, any other market on which our common stock is traded at the time of the sale, or in individually negotiated transactions.

     - On July 15, 2003, the last sale price of our common stock on the Nasdaq SmallCap Market was $5.15. You should obtain a current market price quotation before you buy any of the offered shares.

     Our principal executive offices are located at 5900 S. Eastern Avenue, Suite 120, Commerce, California 90040. Our telephone number is (323) 725-5516.

         --------------------------------------------------

The securities offered by this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 2 of this prospectus.

         --------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         --------------------------------------------------


                            July 21, 2003

                          TABLE OF CONTENTS

                                                                Page

Risk Factors                                                     2
Forward-Looking Statements                                       9
Use of Proceeds                                                  9
Dividend Policy                                                  9
Selling Stockholders                                            13
Plan of Distribution                                            16
Description of Securities                                       14
Where You Can Find More Information                             16
Experts                                                         17
Cautionary Statements                                           17


                            RISK FACTORS

     This offering involves a high degree of risk, including those risks described below. You should carefully consider these risk factors, together with all of the other information in this prospectus, before deciding to invest in shares of our common stock.


     We may not be able to finance the production of inventory to satisfy the seasonal demand for our products.

       While the Company believes that as a result of its growing product lines and expanding business model its business should be less seasonal in future periods, a majority of the Company's revenues are generated during the Company's third and fourth quarters. In the second quarter in order to prepare for peak sales that occur during the third quarter, the Company builds inventory levels, which results in higher liquidity needs as compared to the other quarters in the fiscal year.

     If we overestimate the seasonal demand for our products, we may incur substantial expenses that could cause or increase net losses, while underestimating demand may result in the loss of sales opportunities. If sales were materially different from seasonal norms during the third quarter, the Company's annual operating results could be materially affected. There are no assurances that the effects of such seasonality will diminish in the future.

      The Company could be required to constrict or stop operations if it is unable to raise or obtain additional working capital.

      The Company is anticipating a significant increase in organic growth during 2003 and believes that it could be necessary to obtain additional working capital in order to meet the operational needs associated with such growth. The Company believes that it will address these needs by increasing the availability of funds offered to the Company under its financing agreements with CIT Group, Inc. ("CIT") or other financial institutions. Nonetheless, the Company may be required to obtain additional capital through debt or equity financing. However, there can be no assurance that this or other financing will be available if needed. The inability of the Company to be able to fulfill any interim working capital requirements would force the Company to constrict its operations.

     The Company's cash requirements to run its business have been and will continue to be significant.

     Although the Company experienced approximately $1,500,000 in positive cash flow from operating activities in fiscal year ended December 1, 2002, it had, as of March 1, 2003, an accumulated deficit of approximately $33.3 million and had experienced negative operating cash flow and losses from continuing operations from 1997 through fiscal 2001, as follows:

                          Negative Cash Flow
                           from Operating           Losses from
                           Activities of            Continuing
Fiscal year ended:       Continuing Operations       Operations

December 1, 2001              $  632,000              $  618,000

November 30, 2000             $4,598,000              $6,151,000

November 30, 1999             $2,124,000              $1,340,000

November 30, 1998             $1,238,000              $2,267,000

November 30, 1997             $1,339,000              $1,729,000

Although the Company has undertaken numerous measures to increase sales and operate more efficiently, the Company may experience further losses and negative cash flows. We can give you no assurance that the Company will in fact operate profitably in the future.

     The loss of the services of key personnel could have a material adverse effect on our business.

     Our executive officers have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are currently not protected by a material amount of key-man or similar life insurance covering any of our executive officers.

     A substantial portion of our net sales and gross profit is derived from a small number of large customers.

     Our ten largest customers accounted for approximately 52% of our gross sales during fiscal 2002. We do not enter into long-term agreements with any of our customers. Instead, we enter into a number of individual purchase order commitments with our customers. A decision by the controlling owner of a group of stores or any other significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from us, or to change their manner of doing business with us, could have a material adverse effect on our financial condition and results of operations.

     The Company's business could be negatively impacted by the financial instability of our customers.

     We sell our product primarily to retail, private label and distribution companies around the world based on pre-qualified payment terms. Financial difficulties of a customer could cause us to curtail business with that customer. We may also assume more credit risk relating to that customer's receivables. Our inability to collect on our trade accounts receivable from any one of these customers could have a material adverse effect on our business or financial condition.

     Our business could suffer as a result of manufacturer's inability to produce our goods on time and to our specifications.

     We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of our products. Our products are manufactured to our specifications by both domestic and international manufacturers. During fiscal 2002, approximately 24%, of our products were manufactured in the United States and approximately 76% of our products were manufactured in foreign countries. The inability of a manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations.

      The loss of the services of Mr. Joe Dahan could have a material adverse effect on Joe's business.

      Mr. Joe Dahan's leadership in the design, marketing and operational areas of Joe's has been a critical element of Joe's success. The loss of his services, or any negative market or industry perception arising from his loss, could have a material adverse effect on our business. We are currently not protected by a material amount of key-man or similar life insurance covering Mr. Dahan or any of our other executive officers. We have entered into employment agreements with Mr. Dahan. See "Business-Executive Officers."

     Our business could suffer if we need to replace manufacturers.

     We compete with other companies for the production capacity of our manufacturers and import quota capacity. Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity. If we experience a significant increase in demand, or if an existing manufacturer of ours must be replaced, we may have to expand our third-party manufacturing capacity. We cannot assure you that this additional capacity will be available when required on terms that are acceptable to us. We enter into a number of purchase order commitments each season specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but do not have long-term contracts with any manufacturer. None of the manufacturers we use produces our products exclusively.

     If a manufacturer of ours fails to use acceptable labor practices, our business could suffer.

     We require our independent manufacturers to operate in compliance with applicable laws and regulations. While our internal and vendor operating guidelines promote ethical business practices and our staff periodically visits and monitors the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer of ours, or by one of our licensing partners, or the divergence of an independent manufacturer's or licensing partner's labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of finished products to us or damage our reputation. Any of these, in turn, could have a material adverse effect on our financial condition and results of operations.

     Our trademark and other intellectual property rights may not be adequately protected outside the United States.

     We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position. In the course of our international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. See "Business - Licensing Agreement and Intellectual Property."

     We cannot assure the successful implementation of our growth strategy.

     As part of our growth strategy, we seek to expand our geographic coverage, strategically acquiring select licensees and enhancing our operations. We may have difficulty hiring and retaining qualified key employees or otherwise successfully managing the required expansion of our infrastructure in Japan and other international markets the Company may enter into. Furthermore, we cannot assure you that we will be able to successfully integrate the business of any licensee that we acquire into our own business or achieve any expected cost savings or synergies from such integration.

     Our business is exposed to domestic and foreign currency fluctuations.

     We generally purchase our products in U.S. dollars. However, we source most of our products overseas and, as such, the cost of these products may be affected by changes in the value of the relevant currencies. Changes in currency exchange rates may also affect the relative prices at which we and our foreign competitors sell products in the same market. We currently do not hedge our exposure to changes in foreign currency exchange rates. We cannot assure you that foreign currency fluctuations will not have a material adverse impact on our financial condition and results of operations.


     Our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

     Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international operations. These include:

     - the burdens of complying with a variety of foreign laws and regulations,
     - unexpected changes in regulatory requirements, and
     - new tariffs or other barriers to some international markets.

     We are also subject to general political and economic risks associated with conducting international business, including:

     - political instability,
     - changes in diplomatic and trade relationships, and
     - general economic fluctuations in specific countries or markets.

     We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the United States, the European Union, China, Japan, or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations. Changes in regulatory, geopolitical policies and other factors may adversely affect our business in the future or may require us to modify our current business practices.

     We face intense competition in the worldwide apparel and accessory industry.

     We face a variety of competitive challenges from other domestic and foreign fashion-oriented apparel and accessory producers, some of which may be significantly larger and more diversified and have greater financial and marketing resources than we have. We compete with these companies primarily on the basis of:

     - anticipating and responding to changing consumer demands in a timely manner,
     - maintaining favorable brand recognition,
     - developing innovative, high-quality products in sizes, colors and styles that appeal to consumers,
     - appropriately pricing products,
     - providing strong and effective marketing support,
     - creating an acceptable value proposition for retail customers,
     - ensuring product availability and optimizing supply chain efficiencies with manufacturers and retailers, and
     - obtaining sufficient retail floor space and effective presentation of our products at retail.

     The success of our business depends on our ability to respond to constantly changing fashion trends and consumer demands.

     Our success depends in large part on our ability to originate and define fashion product trends, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We cannot assure that we will be able to continue to develop appealing styles or successfully meet constantly changing consumer demands in the future. In addition, we cannot assure you that any new products or brands that we introduce will be successfully received by consumers. Any failure on our part to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely the acceptance of our products and leave us with a substantial amount of unsold inventory or missed opportunities. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which may harm our business. At the same time, our focus on tight management of inventory may result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales.

     A downturn in the economy may affect consumer purchases of discretionary items, which could adversely affect our sales.

     The industries in which we operate are cyclical. Many factors affect the level of consumer spending in the apparel, accessories and craft industries, including, among others:

     - general business conditions,
     - interest rates,
     - the availability of consumer credit,
     - taxation, and
     - consumer confidence in future economic conditions.

     Consumer purchases of discretionary items, including accessory and apparel products, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. A downturn in the economies in which we sell our products, whether in the United States or abroad, may adversely affect our sales.

     Our business could suffer as a result of consolidation, restructurings and other ownership changes in the retail industry.

     In recent years, the retail industry has experienced consolidation and other ownership changes. Some of our customers have operated under the protection of the federal bankruptcy laws. While to date these changes in the retail industry have not had a material adverse effect on our business or financial condition, our business could be materially affected by these changes in the future.

     If We Cannot Meet the Nasdaq SmallCap Market Maintenance
Requirements and Nasdaq Rules, Nasdaq May Delist the Common Stock
Which Could Negatively Affect the Price of the Common Stock and Your Ability to Sell the Common Stock

     In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If we are unable to satisfy the Nasdaq criteria for maintaining listing, the common stock would be subject to delisting. Trading, if any, of the common stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or on the National Association of Securities Dealers, Inc. "electronic bulletin board." As a consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices, of the common stock.

     If Nasdaq Delists Our Common Stock You Would Need to Comply with the Penny Stock Regulations Which Could Make it More Difficult to Sell Your Common Stock

     In the event that our securities are not listed on the SmallCap, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common stock were considered a penny stock, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.

     Terrorist attacks and the possibility of wider armed conflict may have an adverse effect on our business and operating results.

             Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could have a material adverse effect on our business and operating results. There can be no assurance that there will not be further terrorist attacks against the United States or its businesses or interests. The adverse effects that such violent acts and threats of future attacks could have on the U.S. economy could similarly have a material adverse effect on our business and results of operations. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict which could further impact our business and operating results.

     Impact of potential future acquisitions.

             From time to time, the Company has pursued, and may continue to pursue, acquisitions. If one or more acquisitions results in the Company becoming substantially more leveraged on a consolidated basis, the Company's flexibility in responding to adverse changes in economic, business or market conditions may be adversely affected.

     We are subject to risks inherent in ownership of real estate. Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local, regional or national conditions (such as an oversupply of communities or a reduction in rental demand in a specific area), the quality and philosophy of management, competition from other available properties and the ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations, including zoning, usage and tax laws, interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws. Although we seek to minimize these risks through our market research and property management capabilities, they cannot be totally eliminated.

     Real estate investments are relatively illiquid and we may not be able to sell properties when appropriate.

     Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions.

     Changes in laws may result in increased cost.

     We may not be able to pass on increased costs resulting from increases in real estate taxes, income taxes or other governmental requirements directly to our residents. Substantial increases in rents, as a result of those increased costs, may affect the ability of a resident to pay rent, causing increased vacancy. Changes in laws increasing potential liability for environmental conditions or increasing the restrictions on discharges or other environmental conditions may result in significant unanticipated expenditures.

     Compliance with environmental regulations may be costly.

     We must comply with certain environmental and health and safety laws and regulations related to the ownership, operation, development and acquisition of apartments. Under those laws and regulations, we may be liable for, among other things, the costs of removal or remediation of certain hazardous substances, including asbestos-related liability. Those laws and regulations often impose liability without regard to fault.

     Compliance or failure to comply with laws requiring access to the Company's properties or investments by disabled persons could result in substantial cost.

             The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require the Company to modify its existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require the Company to add other structural features that increase construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on the Company with respect to improved access by disabled persons. The Company cannot ascertain the costs of compliance with these laws, which may be substantial.

      Unfavorable changes in apartment markets and economic conditions could adversely affect occupancy levels and rental rates.

               Market and economic conditions in the various metropolitan areas of the United States where the Company's has made real estate investments or has real estate operations may significantly affect occupancy levels and rental rates and therefore profitability. Factors that may adversely affect these conditions include the following:

       - the economic climate, which may be adversely impacted by  a reduction in jobs, industry slowdowns and other factors;
       - local conditions, such as oversupply of, or reduced demand for, apartment homes;
       - a future economic downturn that simultaneously affects one or more of the Company's geographic markets or declines in household formation;
       - rent control or stabilization laws, or other laws regulating rental housing, which could prevent the Company from raising rents to offset increases in operating costs; and
       - competition from other available apartments and other housing alternatives and changes in market rental rates.

      Any of these factors could adversely affect the Company's ability to achieve desired operating results from its communities.

     Possible difficulty of selling apartment communities could limit the company's operational and financial results.

              Market conditions could change and purchasers may  not
be willing to pay acceptable prices for the apartment complexes the Company has invested in if the properties were to be put up for sale. This could negatively effect the Company's anticipated results from its real estate investment and operations.


                     FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain some forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking words like "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe" or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and in other cautionary statements in this prospectus.

                           USE OF PROCEEDS

     Each selling stockholder will receive all of the proceeds from the sale of its common stock offered by this prospectus. The company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. However, the company will receive the exercise price with respect to warrants when exercised by the holders thereof unless the holder thereof elects to effect a "cashless" exercise. If all the warrants are exercised, the company estimates its net proceeds would be $13,480,000 (less the potential proceeds from any warrants exercised on a "cashless" basis). There can be no assurance that the company will receive any payments even if all of the warrants are exercised. Any proceeds received will be used for working capital, inventory purchases and other general corporate purposes.

                           DIVIDEND POLICY

     The company has never declared or paid a dividend on its common stock. We intend to retain earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, which will review this dividend policy from time to time. See "Risk Factors - We Do Not Anticipate Paying Any Dividends on the Common Stock."

                        SELLING STOCKHOLDERS

     The following table sets forth (i) the amount and percentage of shares of common stock beneficially owned by each selling stockholder prior to this offering, (ii) the number of such shares being offered by each selling stockholder to the public from time to time pursuant hereto, and (iii) the amount and percentage of shares of common stock owned beneficially by each of the selling stockholders upon completion of this offering (assuming the sale by the selling stockholders of all the shares of common stock offered by means of this prospectus).


                                                           Number of      Shares Beneficially Owned
                                  Shares Beneficially   Shares Offered      After the Offering
                             Owned Prior to the Offering   For Resale        Number       %

Samuel J. (Sam) Furrow(1)            3,338,293 (2)         750,000(2)       2,588,293    16.27%

Samuel J. Furrow, Jr.(3)             1,713,158(4)          750,000(4)         963,158     6.35%

Commerce Investment Group, LLC(5)    3,163,637(6)        2,800,000(6)         363,637     2.40%

Integrated Apparel, LLC(5)           1,000,000(7)        1,000,000(7)               0        0%

MidAtlantic Agency, Inc. LLC(8)        100,000(9)          100,000(9)               0        0%

Innavation, LLC                      3,212,500(10)       3,212,500(10)              0        0%

C J Rahm, LP(11)                       225,000(9)          225,000(9)               0        0%

FVB Family Limited Partnership LP(11)   50,000              50,000                  0        0%

Cecilia I. Rossi and                    25,000              25,000                  0        0%
Anthony C. Rossi(11)

SHD Investments, LLC(13)               750,000(12)         500,000(12)        250,000        *%

Griffin James Aron Guez                500,000(15)         250,000            250,000     1.65%
Irrevocable Trust dated
Sept. 13, 1996(14)

Stephan Avner Felix Guez               250,000(16)         250,000                  0        0%
Irrevocable Trust dated
Sept. 13, 1996(14)

Nir Levitan                             12,500              12,500                  0        0%

Joseph Yariv                             6,250               6,250                  0        0%

Alec Land(11)                           67,188(17)           4,688             62,500        0%

Eyal Ben-Yosef(11)                       3,125(18)           3,125                  0        0%

Lon Morton(11)                           9,375(19)           9,375                  0        0%

Gerald Pinsky(11)                        3,125(20)           3,125                  0        0%

Seymour Holtzman(11)                     9,375(21)           9,375                  0        0%

Milton Koffman(11)                      37,500(22)           6,250             31,250        0%

Mark Friedman(11)                        3,125(23)           3,125                  0        0%

Max Candiotty(11)                        7,812(24)           7,812                  0        0%

Martin Kaufman(11)                      15,625(25)          15,625                  0        0%

Fredrick Benetti(11)                     3,125(26)           3,125                  0        0%

Jerry Wilson(11)                         3,125(27)           3,125                  0        0%

Brentwood Holding(11)                   12,500(28)          12,500                  0        0%

HK Partnership                          12,500(29)          12,500                  0        0%

Ann Seccombe & Roger R. Williams         6,250(30)           6,250                  0        0%

TOTALS                              14,540,088          10,031,250          4,508,838    24.58%
* Less than 1% of outstanding shares.

(1) Sam Furrow has been a director and Chairman since April 1998 and served as Chief Executive Officer from October 1998 through December 2000.

(2) Includes 10,000 shares subject to currently exercisable options with an exercise price of $1.00 per share expiring in April 2022 and 750,000 shares subject to exercisable warrants with a 3-year term expiring October 2003 and an exercise price of $2.10 per share and 25,641 shares subject to exercisable 20-year term options with an exercise price of $0.39 per share granted under the Company's 2000 Director Stock Incentive Plan in lieu of cash directors' fees.

(3) Mr. Jay Furrow, Sam Furrow's son, became the company's Vice President for Corporate Development and In-House Counsel in August 1998 and a Director in January 1999. Mr. Furrow served as President from December 2000 until July 2002, when he became Chief Executive
     Officer.   He has also served as the company's Chief  Operating
     Officer since April 1999 and its Acting Chief Financial Officer since August 2000.

(4)  Includes   100,000  shares  subject  to  currently  exercisable
     options with an exercise price of $2.40 per share and a 5-year term expiring in December 2007; 150,000 shares subject to exercisable options pursuant to a 200,000 option grant of nonqualified options made in June 2001 with an exercise price of $1.25 per share and expiring June 5, 2005; 100,000 shares subject to currently exercisable options with an exercise price of $4.75 expiring in February 2004; 25,000 shares subject to currently exercisable options with an exercise price of $3.31 per share expiring in July 2003, and includes 750,000 shares subject to currently exercisable warrants with an exercise price of $2.10 per share and expiring in October 2003.

(5) Commerce Investment Group, LLC and Integrated Apparel, LLC are controlled by Mr. Hubert Guez. Pursuant to agreements entered into with the company by Commerce and affiliates when Commerce invested in the company, Mr. Guez may become a member of the Board of Directors and designate two additional Board members immediately.

(6) Includes currently exercisable warrants aggregating 1,000,000 shares which have an exercise price of $2.10 per share and an expiration date of October 2003 and currently exercisable warrants aggregating 300,000 shares which have an exercise price of $2.10 per share and an expiration date of October 2005.

(7) Includes currently exercisable warrants aggregating 1,000,000 shares which have an exercise price of $2.10 per share and an expiration date of October 2003

(8) MidAtlantic Agency, Inc. received warrants from its wholly-subsidiary, Third Millennium Properties, Inc. Under the terms of the agreement pursuant to which Third Millennium Properties, Inc, JAML, LLC and Innavation, LLC purchased shares and warrants from the company, Mr. Joseph Mizrachi may become a member of the Board of Directors and designate an additional Board member. MidAtlantic Agency, Inc. and Third Millennium Properties, Inc. are controlled by Mr. Simon Mizrachi.

(9) Includes 100,000 shares subject to immediately exercisable options with a purchase price of $2.00 per share expiring in October 2003. C.J. Rahm, L.P. is controlled by Simon Mizrachi.

(10) Includes 1,400,000 shares subject to immediately exercisable options with a purchase price of $2.00 per share expiring in October 2003.

(11) The subject securities have been distributed to the respective selling stockholder as an owner of Third Millennium Properties, Inc. or JAML, LLC.

(12) Includes 500,000 shares subject to immediately exercisable warrants with a purchase price of $2.10 per share expiring in October 2003.

(13) SHD Investments, LLC is controlled by Mr. Guez's brother, Paul
     Guez.

(14) Griffin and Stephan Guez are the sons of Hubert Guez.  Mr.
     Guez's mother serves as trustee of the trusts.

(15) Includes 250,000 shares subject to immediately exercisable warrants with a purchase price of $2.10 per share expiring in October 2003.

(16) Includes 250,000 shares subject to immediately exercisable warrants with a purchase price of $2.10 per share expiring in October 2003.

(17) Includes 4,688 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(18) Includes 3,125 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(19) Includes 9,375 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(20) Includes 3,125 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(21) Includes 9,375 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(22) Includes 6,250 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(23) Includes 3,125 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(24) Includes 7,812 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(25) Includes 15,625 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(26) Includes 3,125 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(27) Includes 3,125 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(28) Includes 12,500 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(29) Includes 12,500 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(30) Includes 6,250 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

                        PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

     - on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

     -    in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market;

     -    in connection with short sales; or

     -    in a combination of any of the above transactions.

     The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may transfer shares to discharge indebtedness, as payment for goods or services, or for other non-cash consideration.

     The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

     The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

     -    the name of any of the broker-dealers;

     -    the number of shares involved;

     -    the price at which the shares are to be sold;

     - the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

     - that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

     -    other facts material to the transaction.

     Certain of the agreements with the selling stockholders contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.


                      DESCRIPTION OF SECURITIES

Common Stock

     Pursuant to the company's Amended and Restated Certificate of Incorporation, the company is authorized to issue 40 million shares of common stock, $.10 par value per share. As of July 15, 2003, the company had outstanding 18,056,562 validly issued, fully paid and nonassessable shares of common stock.

     Holders of the common stock are entitled to one vote for each share held of record in each matter properly submitted to such holders for a vote. Subject to the rights of the holders of any other outstanding series of stock the board of directors of the company may designate from time to time, holders of common stock are entitled to receive their pro rata share of (i) any dividends that may be declared by the board of directors out of assets legally available therefore, and (ii) any excess assets available upon the liquidation, dissolution, or winding up of the company.

     The board of directors may issue the additional shares of common stock, up to the authorization of 40 million shares, without soliciting additional stockholder approval. The existence of authorized but unissued shares of the common stock could tend to discourage or render more difficult the completion of a hostile merger, tender offer or proxy contest. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in the best interest of the company and its stockholders, the ability to issue additional shares of stock without further stockholder approval could have the effect of rendering more difficult or costly the completion of the takeover transaction, by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Preferred Stock

     The company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

Certain Provisions Relating to Share Acquisitions

     Section 203 of the Delaware General Corporation Law generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. The company has made no such election and is therefore governed by Section 203. Such anti-takeover provision may have an adverse effect on the market for the company's securities.

Indemnification and Limitation of Liability

     The company's Amended and Restated Certificate of Incorporation provides that the company shall indemnify its officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. The Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, the company's directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to the company and its stockholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities for environmental laws.

     At present, there is no pending litigation or proceeding involving a director or officer of the company as to which indemnification is being sought, nor is the company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Transfer and Warrant Agent

     The transfer agent for the company's common stock is ComputerShare Investor Services, Lakewood, Colorado.

                 WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

     We have filed a registration statement on Form S-1 as amended by a post-effective amendment number one on Form S-3 with the Securities and Exchange Commission to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the Securities and Exchange Commission at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the Securities and Exchange Commission (File No. 0-18926) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1.   Our annual report on Form 10-K for the fiscal year ended
          November 30, 2002, as amended by a Form 10-K/A filing filed on March 27, 2003;

     2. Our Quarterly Report on Form 10-Q for the three months ended March 1, 2003;

     3.   Our Current Report on Form 8-K dated March 17, 2003;

     4.   Our Current Report on Form 8-K dated April 15, 2003;

     5.   Our Current Report on Form 8-K dated June 17, 2003;

     6. Our Quarterly Report on Form 10-Q for the six months ended May 31, 2003; and

     7.   Our Current Report on Form 8-K dated July 15, 2003.

     You may request a copy of these filings, at no cost, by writing to or calling Donna Drewrey, Innovo Group Inc., 2633 Kingston Pike, Suite 100, Knoxville, Tennessee 37919, telephone 865-546-1110.

                               EXPERTS

     The consolidated financial statements of the Innovo Group Inc. appearing in Innovo Group Inc.'s Annual Report (Form 10-K) for the year ended November 30, 2002 and the year ended December 1, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                        CAUTIONARY STATEMENTS

     No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                               PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                 SEC registration fee            $  2,047
                 Nasdaq fee                            --
                 Accounting fees and expenses      15,000
                 Legal fees and expenses           25,000
                 Printing and engraving expenses      500
                 Blue Sky fees and expenses            --
                 Transfer Agent and Registrar fee      --
                 Miscellaneous expenses               500
                                                   ------
                                                  $43,047


Item 15.  Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and
(ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however,
Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the company's Amended and Restated Certificate of Incorporation requires that the company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the company to the fullest extent allowed by Delaware law.

     The company's Amended and Restated Certificate of Incorporation relieves its directors from personal liability to the company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages fore any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

     The following exhibits are filed as part of the Registration
Statement:

                            Exhibit Index
Exhibit
Number           Description                               Reference
                                                              No.

5.1              Opinion of Sims Moss Kline & Davis, LLP.     *


23.1             Consent of Ernst & Young, LLP             Filed Herewith

24               Power of Attorney                            **

__________________________

  * Filed as Exhibit 5.1 to original registration statement on Form S-1 (File No. 333-52318) on December 20, 2000.
 ** Filed as Exhibit 24 to original registration statement on Form S-1.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1)  To  file, during any period in which offers or  sales
          are   being  made,  a  post-effective  amendment  to  this
          registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any
               material   change   to   such  information   in   the
               registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions  described under Item 14 above,  or  otherwise,  the
     Registrant  has  been  advised  that  in  the  opinion  of  the
     Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assured by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Commerce, California, on
July   18, 2003.
                                   INNOVO GROUP INC.

                                   By:  /s/ Samuel J. Furrow, Jr.
                                        -------------------------
                                        Samuel J. Furrow, Jr.
                                        Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel J. Furrow, Jr. and Samuel J. Furrow, Sr., and each of them, his true and lawful attorney-in-fact, as agent with full power of substitute and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                    Date

/S/ Samuel J. Furrow          Chairman of the Board,    July 18, 2003
--------------------          Director
Samuel J. Furrow

/s/ Patricia Anderson         President and Director    July 18, 2003
---------------------
Patricia Anderson


/s/ Samuel J. Furrow,Jr.      CEO, Director and        July 18, 2003
------------------------      Principal Executive
Samuel  J.  Furrow,  Jr.      Officer


/s/ Dan Page                  Director                 July 18, 2003
------------
Dan Page

/s/ Marc B. Crossman          Chief Financial Officer, July 18, 2003
-------------------           Director, and Principal
Marc B. Crossman              Financial and Accounting
                              Officer

/s/ John G. Looney            Director                 July 18, 2003
------------------
John G. Looney

/s/ Suhail Rizvi              Director                 July 18, 2003
----------------
Suhail Rizvi

Exhibit 23.1


                   CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-52318) and related Prospectus of Innovo Group Inc. for the registration of 10,031,250 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 2003, with respect to the consolidated financial statements and schedule of Innovo Group Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2002, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP



Los Angeles, California
July 17, 2003